Exhibit 99.1

FOR IMMEDIATE RELEASE

Tandem Diabetes Care Announces Full Repayment of Outstanding CRG Debt

San Diego – August 8, 2018 – Tandem Diabetes Care®, Inc. (NASDAQ: TNDM), a medical device company and manufacturer of the only touchscreen insulin pumps with continuous glucose monitoring (CGM) integration, today announced that it has fully repaid its term loan made by Capital Royalty Partners II L.P. and its affiliated funds (CRG).  The balance of the outstanding debt plus accrued interest owed to CRG was approximately $83.8 million, plus approximately $5.0 million in associated financing fees that became due upon repayment. The interest rate on the term loan was 11.5 percent.

"The repayment of our outstanding loan and the elimination of our interest burden marks an extraordinary transformation of our balance sheet,” said Kim Blickenstaff, President and Chief Executive Officer.  “This allows us to dedicate our financial resources to the achievement of our profitability objectives and advance our new product offerings to improve the lives of people with diabetes.”

As of June 30, 2018, the Company had $96.5 million in cash, cash equivalents, short-term investments and restricted cash.  The Company generated an additional $115.0 million in gross proceeds from a public offering of common stock completed on August 7, 2018, before deducting underwriting discounts and commissions and other offering expenses.  Proceeds from this recent equity offering were used for the repayment of the Company’s outstanding obligations to CRG.

About Tandem Diabetes Care, Inc.
Tandem Diabetes Care, Inc. (www.tandemdiabetes.com) is a medical device company dedicated to improving the lives of people with diabetes through relentless innovation and revolutionary customer experience.  Tandem takes an innovative, user-centric approach to the design, development and commercialization of products for people with diabetes who use insulin. Tandem manufactures and sells the t:slim X2™ Insulin Pump with Basal-IQ™ Technology. The t:slim X2 Pump is capable of remote feature updates using a personal computer, and is the first insulin pump designated as compatible with integrated continuous glucose monitoring (iCGM) devices. Tandem is based in San Diego, California.

Tandem Diabetes Care is a registered trademark, and t:slim X2 and Basal-IQ are trademarks of Tandem Diabetes Care, Inc.

Forward Looking Statement

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that concern matters that involve risks and uncertainties that could cause actual results to differ materially from those anticipated or projected in the forward-looking statements. These forward-looking statements relate to, among other things, the anticipated growth objectives of the Company and its ability to reach profitability. The Company’s actual results may differ materially from those indicated in these forward-looking statements due to numerous risks and uncertainties. For instance, the Company’s ability to achieve projected financial results will be impacted by the Company’s ability to obtain regulatory approval for new products and products under development and the timing of any such approvals; market acceptance of the Company’s existing products and products under development by physicians and people with diabetes; and the potential that newer products that compete with the Company’s products, or other technological breakthroughs for the monitoring, treatment or prevention of diabetes, may render the Company’s products obsolete or less desirable. Other risks and uncertainties include the Company’s inability to manufacture products in commercial quantities at an acceptable cost and in accordance with quality requirements; the Company’s inability to contract with additional third-party payors for reimbursement of the Company’s products; uncertainty associated with the development and approval of new products generally; possible future actions of the FDA or any other regulatory body or governmental authority; as well as other risks identified in Tandem’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, respectively, and other documents that we file with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Tandem undertakes no obligation to update or review any forward-looking statement in this press release because of new information, future events or other factors.

Tandem Diabetes Care Contact Information:

Media: Steve Sabicer, 714-907-6264, ssabicer@thesabicergroup.com

Investors: Susan Morrison, 858-366-6900 x7005, smorrison@tandemdiabetes.com

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